Exhibit 8.1

March 4, 2016

HarborOne Bank

770 Oak Street

Brockton, Massachusetts 02301

RE:                          Federal and Massachusetts Tax Consequences Relating to Adoption of Mutual Holding Company Structure

Ladies and Gentlemen:

You have requested our opinion on certain federal and Massachusetts tax consequences relating to the proposed adoption of a mutual holding company structure (the “Reorganization”), pursuant to the HarborOne Bank Plan of Reorganization and Minority Stock Issuance, dated as of January 27, 2016, by and among HarborOne Bank (“Mutual Bank”), and, as of the date of their formation, HarborOne Mutual Bancshares (“MHC”), HarborOne Bancorp, Inc. (“Mid-Tier Holding Company”), and HarborOne Interim Stock Co-operative Bank (“Stock Bank”) (the “Plan”).(1)

For purposes of the opinions set forth below, we have reviewed and relied upon the Plan, the Subscription and Community Offering Prospectus of HarborOne Bancorp, Inc., dated March 4, 2016 (the “Prospectus”), included in the Registration Statement on Form S-1 filed by Mid-Tier Holding Company with the Securities and Exchange Commission (the “Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinions.  In addition, in rendering our opinions we have relied upon certain statements, representations and warranties made by the parties to the Reorganization (including, without limitation, those contained in certain certified representations and those contained in or made pursuant to the Plan), which we have neither investigated nor verified.  We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the completion of the Reorganization, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents

(1)         Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Plan.

submitted to us as drafts and the accuracy and completeness of all records made available to us.  In addition, we have assumed that the Reorganization will be consummated in accordance with the Plan; that the merger of Mutual Bank into Stock Bank will qualify as a merger under the applicable laws of Massachusetts; that each of the parties to the Reorganization will comply with all reporting obligations with respect to the Reorganization required under the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations thereunder; and the Massachusetts General Laws, and that the Plan is valid and binding in accordance with its terms.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions.  No ruling has been or will be sought from the Internal Revenue Service or any other taxing authority by any party to the Reorganization as to the federal income tax consequences of any aspect of the Reorganization.

I.                                        Background.

Mutual Bank is a Massachusetts-chartered mutual co-operative bank engaged in banking and banking-related activities.  Mutual Bank is regulated by the Massachusetts Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation (“FDIC”), its primary federal regulator and deposit insurer.  Mutual Bank’s deposits are insured up to applicable limits by the FDIC and by the Share Insurance Fund established by the Massachusetts General Laws for amounts in excess of the FDIC insurance limits.  It is headquartered in Brockton, Massachusetts, and is the common parent of an affiliated group that files a federal consolidated income tax return.  As a mutual co-operative bank, Mutual Bank has no authorized capital stock.  Instead, a membership interest in Mutual Bank (“Mutual Bank Equity Interest”) arises from the ownership of a deposit account in Mutual Bank and is inextricably tied to the bank deposit account from the time of deposit.  The Mutual Bank Equity Interest entitles the depositor to vote for the board of directors and to receive assets and other consideration in the event of the liquidation, dissolution, or winding up of Mutual Bank.  The rights inherent in each Mutual Bank Equity Interest are created by operation of Massachusetts law solely as a result of the depositor’s ownership of a bank deposit account in Mutual Bank and cannot be transferred separately from that bank deposit account.  Further, if a bank deposit account is surrendered by the depositor, the Mutual Bank Equity Interest ceases to exist, having no continuing value.

In steps occurring sequentially and contemporaneously following the receipt of all required approvals, the expiration of all required waiting periods, and the satisfaction or waiver of all of the other applicable conditions to the consummation of such steps, the Plan provides that Mutual Bank will effectuate the Reorganization in the following steps:

(1) Mutual Bank will cause the formation of a Massachusetts-chartered corporation that will become the Mid-Tier Holding Company.

(2) Mutual Bank will cause HarborOne Interim Mutual Co-operative Bank (“New Mutual”) to be chartered as a de novo Massachusetts-chartered mutual co-operative bank pursuant to Chapter 167I, Section 18, of the Massachusetts General Laws, and to be capitalized in an amount of not less than $10,000.  New Mutual will have no other assets and no deposit liabilities or other material liabilities.  In accordance with Chapter 167H of the Massachusetts General Laws, New Mutual (following its organization) will cause its charter to be amended and restated so as to become a mutual holding company, to be known as HarborOne Mutual Bancshares (“MHC”).  As a mutual holding company, MHC will have no authorized capital stock.  Instead, liquidation and limited voting rights (“MHC Equity Interests”) will be issued to the holders of Mutual Bank Equity Interests as consideration for the surrender of their Mutual Bank Equity Interests in the Reorganization.

(3) Concurrently with the amendment and restatement of New Mutual’s charter as MHC’s charter, MHC will acquire the outstanding capital stock of Mid-Tier Holding Company.  MHC also will establish a wholly-owned de novo Massachusetts-chartered stock co-operative bank subsidiary (Stock Bank) in accordance with the provisions of Chapters 167H and 170 of the Massachusetts General Laws.  Immediately following the amendment and restatement of New Mutual’s charter as MHC’s charter and the formation of Stock Bank, in accordance with the provisions of Chapter 167H, Section 7, of the Massachusetts General Laws, Mutual Bank will merge with and into Stock Bank, with Stock Bank surviving the merger under Mutual Bank’s name.  Immediately following the merger, MHC will transfer all of its Stock Bank shares to Mid-Tier Holding Company.

All assets, rights, obligations, and liabilities of whatever nature of Mutual Bank that are not expressly transferred to MHC or Mid-Tier Holding Company upon formation shall be deemed merged into Stock Bank upon the merger of Mutual Bank with and into Stock Bank.  Following the Reorganization, all persons who prior thereto held depository rights with respect to, or other rights as a creditor of, Mutual Bank shall have such rights solely with respect to Stock Bank, and the corresponding liability or obligation of Stock Bank to such persons shall be assumed by Stock Bank.

All persons who had liquidation rights pursuant to Chapter 167I, Section 15, of the Massachusetts General Laws with respect to Mutual Bank prior to the Reorganization shall continue to have such rights solely with respect to MHC.  All existing and future depositors of Stock Bank shall have the same liquidation rights in MHC pursuant to Section 2 of Chapter 167H of the Massachusetts General Laws as were conferred upon depositors of Mutual Bank as in effect immediately prior to the Reorganization.  All existing and future depositors of any subsidiary banking institution or bank that is acquired by MHC in the future and is in the mutual form of organization when so acquired shall have the same liquidation rights in MHC pursuant to Section 2 of Chapter 167H of the Massachusetts General Laws as were conferred upon depositors of such acquired bank immediately prior to such acquisition; provided that if such acquired bank is merged into another subsidiary bank from which MHC draws members, the depositors of such acquired bank shall receive the same liquidation rights as the depositors of the subsidiary bank into which such acquired bank is merged.

As described in the Prospectus, Mid-Tier Holding Company intends sell up to 45% of its common stock in a subscription offering (the “Subscription Offering”) in order of priority to (1) depositors of Mutual Bank with aggregate balances of at least $50 as of the close of business on December 31, 2014, (2) Mutual Bank’s tax-qualified employee benefit plans, and (3) employees, officers and directors of Mutual Bank or any subsidiary of Mutual Bank who are not already eligible under (1) above, pursuant to subscription rights (“Subscription Rights”) that will be issued without payment therefor to such persons.  Any shares remaining after the Subscription Offering may be sold in a community offering (the “Community Offering” and, together with the Subscription Offering, the “Offerings”), with preference given first to natural persons and trusts of natural persons residing in certain Massachusetts cities and towns.

II.                                   Representations.

The following representations have been made by Mutual Bank and Mid-Tier Holding Company, for themselves and on behalf of Stock Bank, New Mutual and/or MHC as of the date of their formation (each, a “Party” and, collectively, the “Parties”) with respect to the Reorganization:

(a)                                 The facts relating to the Reorganization described in the Plan and the Prospectus are true, correct, and complete in all material respects.  The Plan represents the entire understanding of Mutual Bank, Stock Bank, Mid-Tier Holding Company, New Mutual, and MHC with respect to the Reorganization.  The Reorganization will be consummated in compliance with the terms and conditions of the Plan, and there is no plan or intention to waive or modify any such term or condition.

(b)                                 The fair market value of the MHC Equity Interests received by each Mutual Bank depositor pursuant to the merger will approximately equal the fair market value of the Mutual Bank Equity Interests surrendered in exchange therefor.

(c)                                  The cash value of the Stock Bank deposit accounts received by Mutual Bank depositors pursuant to the merger will be identical to the cash value of the Mutual Bank deposit accounts exchanged therefor.

(d)                                 No Party is aware of any plan or intention by the any holder of Mutual Bank Equity Interests to sell, exchange, or otherwise dispose of any of the MHC Equity Interests received in the merger, other than solely as a consequence of withdrawals in the ordinary course of business from deposit accounts in Stock Bank.

(e)                                  Stock Bank will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Mutual Bank immediately prior to the merger.  For purposes of this representation, amounts, if any, paid by or on behalf of Mutual Bank for reorganization expenses and all withdrawals made by depositors immediately preceding or in contemplation of the merger will be included as assets of Mutual Bank immediately prior to the merger.  However, withdrawals of deposits in the ordinary course of Mutual Bank’s business as a financial institution will be excluded.

(f)                                   Prior to the merger, MHC will be in “control” of Stock Bank within the meaning of Section 368(c) of the Code.  “Control,” within the meaning of Section 368(c) of the Code, means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number shares of each other class of stock.

(g)                                  Immediately following the transfer of Stock Bank shares by MHC to Mid-Tier Holding Company, MHC will own one hundred percent (100%) of the outstanding shares of Mid-Tier Holding Company.  No consideration other than Mid-Tier Holding Company common shares will be provided to MHC in connection with such transfer.

(h)                                 Following the merger, Stock Bank will not issue additional shares of its stock that would result in MHC (prior to the transfer of the Stock Bank shares to Mid-Tier Holding Company) or Mid-Tier Holding Company (following such transfer) losing control of Stock Bank within the meaning of Section 368(c) of the Code.

(i)                                     Prior to the merger, Mutual Bank will not have reacquired any of its Mutual Bank Equity Interests, other than solely as a consequence of withdrawals in the ordinary course of business from deposit accounts in Mutual Bank, and will not have made any distributions with respect thereto.

(j)                                    MHC has no plan or intention to reacquire any of its MHC Equity Interests issued in the merger or make any distributions with respect thereto.

(k)                                 Neither MHC nor Mid-Tier Holding Company has any plan or intention to liquidate Stock Bank; to merge Stock Bank with and into another corporation; to sell or otherwise dispose of the stock of Stock Bank; or to cause Stock Bank to sell or otherwise dispose of any of the assets of Mutual Bank acquired in the merger, except for dispositions made in the ordinary course of business and the transfer of the Stock Bank shares by MHC to Mid-Tier Holding Company.

(l)                                     The liabilities of Mutual Bank assumed by Stock Bank and the liabilities to which the transferred assets are subject were incurred by Mutual Bank in the ordinary course of its business.

(m)                             Following the merger, Stock Bank will either continue the historic business of Mutual Bank or use at least fifty percent (50%) of Mutual Bank’s historic business assets in a business.  For purposes of this representation, assets sold or otherwise disposed of by Mutual Bank prior to and in contemplation of the merger will be taken into account as part of the historic business assets of Mutual Bank.

(n)                                 The Parties and the holders of the Mutual Bank Equity Interests will pay their respective expenses incurred in connection with the merger, other than expenses of a Party solely and directly related to the merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

(o)                                 There is no intercorporate indebtedness existing between any Party that was issued, acquired, or will be settled at a discount.

(p)                                 Neither Mutual Bank nor Stock Bank is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are held for investment.  In making the percentage determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary’s assets, and a corporation is considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of all shares of all classes of stock outstanding.

(q)                                 Mutual Bank is not under the jurisdiction of a court in a case under title 11 of the United States Code, or under the jurisdiction of a federal or state court in a receivership, conservatorship, foreclosure, or similar proceeding.

(r)                                    The fair market value of the assets of Mutual Bank transferred to Stock Bank will equal or exceed the sum of the liabilities assumed by Stock Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

(s)                                   The fair market value of the assets of Mutual Bank transferred to Stock Bank will equal or exceed the total adjusted basis of such assets.

(t)                                    No stock or other property of Stock Bank will be issued in the merger.  In addition, as part of the merger, Stock Bank will not be required to establish and maintain a liquidation account for the benefit of any depositors of Mutual Bank.

(u)                                 Mutual Bank and Stock Bank will report the merger on their U.S. federal income and Massachusetts corporate excise returns in a manner consistent with the merger constituting a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and will comply with all reporting obligations of such a reorganization set forth in the Code and the Treasury Regulations thereunder and the Massachusetts General Laws and applicable regulations thereunder.

(v)                                 The merger and other aspects of the Reorganization serve genuine and legitimate corporate business purposes that collectively are the principal motivation for the merger and Reorganization.

III.                              Opinion.

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion with respect to the Reorganization that, under present law:

(i)                                     The merger of Mutual Bank with and into Stock Bank, and the issuance of the MHC Equity Interests to the depositors of Mutual Bank as consideration for the surrender of their Mutual Bank Equity Interests, will constitute a “reorganization” under Sections 368(a)(1)(A) and 368(a)(2)(D) of Code.  Mutual Bank, Stock Bank, and MHC each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)                                  No gain or loss will be recognized for federal income or Massachusetts corporate excise tax purposes by Mutual Bank on the transfer of its assets to Stock Bank in exchange for the MHC Equity Interests and the assumption by Stock Bank of the deposits and other liabilities of Mutual Bank, or on the exchange by Mutual Bank’s depositors of their Mutual Bank Equity Interests for MHC Equity Interests, in connection with the merger.

(iii)                               No gain or loss will be recognized for federal income or Massachusetts corporate excise tax purposes by Stock Bank or MHC on the receipt by Stock Bank of the assets of Mutual Bank and the surrender of the Mutual Bank Equity Interests in exchange for the MHC Equity Interests and the assumption by Stock Bank of the deposits and other liabilities of Mutual Bank, in connection with the merger.

(iv)                              No gain or loss will be recognized for federal income or Massachusetts corporate excise or personal income tax purposes by the depositors of Mutual Bank on the receipt of the

MHC Equity Interests in exchange for their Mutual Bank Equity Interests in connection with the merger.

(v)                                 For federal income and Massachusetts corporate excise tax purposes, the tax basis of the Mutual Bank’s assets acquired by Stock Bank will be the same to Stock Bank as the tax basis of such assets to Mutual Bank immediately prior to the merger, and the holding period of the assets of Mutual Bank in the hands of Stock Bank will include the period during which those assets were held by Mutual Bank.

(vi)                              Stock Bank will succeed to and take into account the tax attributes of Mutual Bank described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381 through 384 of the Code and the regulations thereunder.

(vii)                           The transfer by MHC of its Stock Bank shares to Mid-Tier Holding Company will constitute a transfer described in Section 351 of the Code.  As such, none of MHC, Mid-Tier Holding Company, or Stock Bank will recognize gain or loss for federal income or Massachusetts corporate excise tax purposes in connection with such transfer.

(viii)                        The contribution of cash by Mutual Bank to New Mutual, to the extent it is transferred to Stock Bank as part of the Reorganization, will be treated as part of the assets transferred from Mutual Bank to Stock Bank in the merger and, accordingly, will be disregarded and therefore non-taxable for federal income and Massachusetts corporate excise tax purposes.

(ix)                              Mid-Tier Holding Company will recognize no income, gain or loss for federal income or Massachusetts corporate excise tax purposes upon the receipt of cash in the Offerings in exchange for shares of Mid-Tier Holding Company stock.

(x)                                 Mid-Tier Holding Company will recognize no income, gain or loss for federal income or Massachusetts corporate excise tax purposes upon the transfer of a portion of the net proceeds received by Mid-Tier Holding Company in the Offerings to Stock Bank in exchange for newly-issued shares of Stock Bank common stock.

(xi)                              Stock Bank will recognize no income, gain or loss for federal income or Massachusetts corporate excise tax purposes upon the receipt of the contributed Offerings proceeds from Mid-Tier Holding Company in exchange for newly-issued shares of Stock Bank common stock.

(xii)                           No income, gain or loss will be recognized by Mid-Tier Holding Company for federal income or Massachusetts corporate excise tax purposes as a result of the distribution of the Subscription Rights to eligible depositors of Mutual Bank and other persons.

(xiii)                        No income, gain or loss will be recognized for federal income or Massachusetts corporate excise or personal income tax purposes by the eligible Mutual Bank depositors and other persons described in the Plan who will receive Subscription Rights as a result of the distribution to the eligible Mutual Bank depositors and such other persons of the Subscription Rights, provided the Subscription Rights have no value at the time of receipt.  Such Mutual Bank depositors and other recipients of Subscription Rights will not recognize income, gain or loss as a result of the exercise of such Subscription Rights to purchase shares of Mid-Tier Holding Company stock, provided that the amount to be paid for such stock is equal to the fair market value of such stock.  The basis of the stock to the Mid-Tier Holding Company’s stockholders will be the purchase price thereof plus the basis, if any, of the Subscription Rights (which, as described below, we have assumed is zero).

Under past rulings of the Internal Revenue Service (the “IRS”), gain may be recognized by a recipient of Subscription Rights to the extent of the fair market value of the Subscription Rights received.  Whether the Subscription Rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The IRS will not issue rulings on whether subscription rights have a market value.  However, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value.  We note that you have received a letter of RP Financial, LC., which states its belief, without undertaking any independent investigation of state or federal law or the position of the IRS, that as an ascertainable factual matter the Subscription Rights will have no market value.  The letter of RP Financial, LC., has no binding effect on the IRS.  We express no opinion on the fair market value of the Subscription Rights and, insofar as our opinion in paragraph 0 relates to the federal income tax consequences of the distribution of Subscription Rights, we are relying upon and assuming the accuracy of the conclusion expressed in the letter of RP Financial, LC., regarding the valuation of the Subscription Rights.

*     *     *     *

We express no opinion herein other than the opinions expressly set forth above.  In particular, no opinion is expressed as to the tax consequences of any transfers of cash or property to New Mutual or MHC or Mid-Tier Holding Company other than as described in paragraph (viii) above, or any of the transactions under any foreign, state, or local tax law, or as to the qualification of MHC as a security corporation for Massachusetts tax purposes.  You should recognize that our opinions are not binding on the Internal Revenue Service (the “IRS”) or on the Massachusetts Department of Revenue (the “DOR”) and that a court or the IRS or the DOR may disagree with the opinions contained herein.  Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case.  The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, the Massachusetts General Laws, the regulations promulgated thereunder, and existing administrative and judicial interpretations thereof (collectively, “Applicable Law”), all of which are subject to change, potentially with retroactive effect.  Changes in Applicable Law could adversely affect our opinions.  We do not undertake to advise you as to any changes after the date hereof in Applicable Law that may affect our opinions.

This opinion letter is being provided to you in connection with the filing of the Registration Statement.  This opinion letter may be used by the FDIC, Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System as part of their review and approval of the Reorganization, including the FDIC’s notice pursuant to 12 C.F.R. § 303.161.  Without our prior written consent, it may not be relied upon by any other person or entity or used for any other purpose.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP